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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 11 to Registration Statement No. 333-101939 of Hartford Life and Annuity Insurance Company Separate Account One, on Form N-4, of our report dated March 29, 2007, relating to the statutory basis financial statements of Hartford Life and Annuity Insurance Company as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, and of our report dated February 19, 2007, relating to the statements of assets and liabilities of Hartford Life and Annuity Insurance Company Separate Account One as of December 31, 2006, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended and the financial highlights for each of the five years in the period then ended, both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
April 4, 2007